As filed with the Securities and Exchange Commission on September 28, 1999.
                                         Registration Statement No. 333-________

================================================================================

                                 UNITED STATES
                       Securities and Exchange Commission
                             Washington, D.C. 20549
                              -------------------

                                    Form S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
                                      1933
                               -------------------
                                  ConAgra, Inc.
             (Exact name of registrant as specified in its charter)
           Delaware                                              47-0248710
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)    One ConAgra Drive         Identification No.)
                               Omaha, Nebraska 68102-5001
                                     (402) 595-4000

                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               James P. O'Donnell
              Executive Vice President and Chief Financial Officer
                                  ConAgra, Inc.
                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001
                                 (402) 595-4000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   Copies to:
                               David L. Hefflinger
                      McGrath, North, Mullin & Kratz, P.C.
                       Suite 1400, One Central Park Plaza
                              Omaha, Nebraska 68102
                           --------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

---------------------------- ----------------- ---------------------------- ----------------------------- ---------------------
  Title of each class of                        Proposed maximum offering    Proposed maximum aggregate
     securities to be          Amount to be             price per                     offering                 Amount of
        registered              registered              unit (1)                     price (1)              registration fee
---------------------------- ----------------- ---------------------------- ----------------------------- ---------------------
---------------------------- ----------------- ---------------------------- ----------------------------- ---------------------
Common Stock (2)
($5.00 par value)               4,016,662                $23.16                     $93,025,829                 $25,861
---------------------------- ----------------- ---------------------------- ----------------------------- ---------------------
(1)   Estimated for the purpose of calculating the  registration fee pursuant to
      Rule 457  on  the  basis of the price of ConAgra's common stock on the New
      York Stock Exchange Composite Tape on September 24, 1999.
(2)   This  registration  statement  also  applies  to  preferred share purchase rights which are attached to and trade with each share of common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                               4,016,662 Shares of
                                  CONAGRA, INC.
                                  Common Stock
                                ($5.00 Par Value)
                             ----------------------

The selling stockholders of ConAgra, Inc. listed on page 7 may offer or sell up 4,016,662 shares of common stock from time to time. The selling stockholders acquired their shares of common stock in connection with certain business acquisitions. See "Selling Stockholders."

Sales may be made on one or more exchanges, in the over-the-counter market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. See "Plan of Distribution".

We will not receive any of the proceeds of any sale of the shares of common stock. We will pay for all expenses relating to the distribution of shares of common stock except that the selling stockholders will pay their own underwriting discounts and selling commissions.

Our common stock is listed on the New York Stock Exchange under the symbol "CAG". On ____________, 1999, the last reported sales price of our common stock on the New York Stock Exchange was $_________ per share.

                                ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------


____________, 1999

                                TABLE OF CONTENTS


Where You Can Find More Information .......................................    1
Incorporation of Certain Documents by Reference ...........................    1
Certain Forward Looking Statements ........................................    2
The Company ...............................................................    2
Description of Capital Stock ..............................................    3
Selling Stockholders ......................................................    7
Plan of Distribution ......................................................    8
Experts  ..................................................................    9
Legal Matters .............................................................    9

You should rely only on the information contained in this prospectus and in the material we file with the Securities and Exchange Commission (the "SEC"). We have not authorized anyone to provide you with any other information that is different. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only where offers and sales are permitted. The information contained in this prospectus and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of the securities.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the contents of the documents, you should obtain the documents yourself by following the procedures described below.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement that contains this prospectus, are available to the public over the Internet at the SEC's web at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you directly to those documents . The information incorporated by reference is considered part of this prospectus and information that we file subsequently with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

*  Annual Report on Form 10-K for the fiscal year ended May 30, 1999

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                        Investor Relations Department
                        ConAgra, Inc.
                        One ConAgra Drive
                        Omaha, Nebraska 68102-5001
                        (402) 595-4157

                       CERTAIN FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, including such statements in the documents incorporated herein by reference. The statements reflect management's current views and estimates of future economic circumstances, industry conditions, our performance and financial results. The statements are based on many assumptions and factors including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments. Any changes in such assumptions or factors could produce significantly different results.

                                   THE COMPANY

We are a diversified international food company operating across the food chain in three industry segments: Packaged Foods, Refrigerated Foods, and Agricultural Products.

In the Packaged Foods segment, we produce shelf-stable foods, frozen foods and dairy case products for retail and foodservice markets. Shelf-stable products include tomato products, cooking oils, popcorn, soup, puddings, meat snacks, canned beans, cocoa mixes, peanut butter and ethnic products. Frozen foods include dinners, entrees, potato products, snacks, and seafood. Dairy case products include tablespreads, cheeses, egg alternatives and dessert toppings. Packaged Foods brands include Act II, Banquet, Blue Bonnet, County Line,
Fleischmann's, Healthy Choice, Hunt's, La Choy, Marie Callender's, Orville Redenbacher's, Parkay, Peter Pan, Reddi-wip, Slim Jim, Snack Pack, Swiss Miss, Van Camp's and Wesson.

In the Refrigerated Foods segment, we produce and market branded processed meats and deli meats, fresh meat, poultry products for retail, foodservice and export markets. Our processed meat products include hot dogs, bacon, ham, sausages, cold cuts, turkey products and kosher products. Our fresh meat products include beef, pork and lamb. Our poultry businesses include chicken and turkey products. Refrigerated Foods brands include Armour, Butterball, Cook's Country Pride, Decker, Eckrich, Healthy Choice, Hebrew National and Swift Premium. We own Australia Meat Holdings Pty Ltd., a major Australian beef processor and exporter.

In the Agricultural Products segment, our major crop inputs business distributes crop protection chemicals, fertilizers and seeds at wholesale and retail levels. In the ingredients sector, we primarily process, distribute and trade ingredients for food products and meat and poultry production. Our ingredient processing businesses include flour, oat and dry corn milling, barley malting, and specialty food ingredient manufacturing and marketing. We internationally trade grain, dry edible beans and peas, fertilizer and other commodities. We have Agricultural Products operations in Canada, Australia, Europe, Asia and Latin America, as well as in the U.S.

Acquisitions have contributed substantially to our sales and earnings growth, both in the years of acquisition and in subsequent years. Major acquisitions have included United Agri Products, Banquet Foods, Country Pride Foods, Peavey Company, Monfort of Colorado, Morton, Chun King and Patio frozen foods businesses, SIPCO (formerly Swift Independent Packing Company), the assets of Armour Food Company, Pillsbury's grain merchandising business, eight U.S. flour mills acquired from International Multifoods, Beatrice Company, the assets of Elders' beef, malt and wool business in Australia, Golden Valley Microwave

Foods, Universal Frozen Foods, MC Retail Foods, Van Camp's canned bean and Wolf Brand chili businesses, Canada Malting Company, Gilroy Foods, GoodMark Foods and Nabisco's margarine and egg alternative businesses. We anticipate that we will continue to grow internally and through acquisitions.

We are a Delaware corporation with executive offices located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000.

                          DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 1,200,000,000 shares of ConAgra common stock, par value $5.00 per share; 150,000 shares of ConAgra Class B preferred stock, $50.00 par value; 250,000 shares of ConAgra Class C preferred stock, $100.00 par value; 1,100,000 shares of ConAgra Class D preferred stock, without par value; and 16,550,000 shares of ConAgra Class E preferred stock, without par value.

Class B preferred stock, Class C preferred stock, Class D preferred stock and Class E preferred stock are issuable in one or more series created by our board of directors, which in creating any such series is given authority to fix the voting rights, dividend rate, redemption provisions, liquidation preferences and conversion provisions. On August 29, 1999 there were 492,337,882 shares of ConAgra common stock outstanding. No shares of preferred stock are currently issued and outstanding.

Dividends on ConAgra Capital Stock

ConAgra Common Stock Dividend Policy. We have paid cash dividends on our common stock each year since 1976. Our present intentions are to continue to pay quarterly cash dividends on our common stock and such dividend payments, over time, will average in the range of 30 to 35 percent of cash earnings. The payment of dividends and their amount will however, be dependent upon our earnings, financial position, cash requirements and other relevant factors, including the satisfaction of preferred stock dividend requirements.

Dividend Rights. The board of directors may declare and pay dividends on ConAgra common stock out of surplus or net earnings. It is anticipated that any issuance of preferred stock would contain provisions granting the shares so issued a preference over the common stock as to the payment of dividends.

ConAgra Common Stock

The holders of ConAgra common stock are entitled to one vote for each share. Upon liquidation, such holders of ConAgra common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any additional shares of series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of ConAgra common stock and will subject the ConAgra common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

The shares of ConAgra common stock to be offered hereunder are fully paid and non-assessable. ConAgra common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to such stock. Holders of ConAgra common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of ConAgra.

Voting Rights in Certain Cases

Article XIV of the ConAgra certificate of incorporation requires, with certain exceptions, a 75% affirmative vote of ConAgra's stock to approve (i) a merger or consolidation with, (ii) the issuance or transfer of securities of ConAgra in exchange for assets, securities or cash to, or (iii) the sale of all or a substantial part of the assets of ConAgra to another person, corporation or other entity, that owns beneficially, directly or indirectly, 5% or more of ConAgra's outstanding capital stock entitled to vote generally in the election of directors. The 75% voting requirement does not apply if a majority of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered as one class, is owned of record or beneficially by ConAgra or its subsidiaries, the transaction was approved by a majority of ConAgra's board of directors prior to the time that the other entity became a beneficial owner of 5% or more of
ConAgra's outstanding shares, or if the transaction is approved by a three-fourths vote of ConAgra's board of directors at any time prior to its consummation.

Article XV of the ConAgra certificate of incorporation requires the approval of 95% of ConAgra's stock entitled to vote in the election of directors, voting as one class, for any business combination with any other entity, if, as of the applicable record date, such other entity is the beneficial owner directly or indirectly of 30% of the outstanding shares of ConAgra stock entitled to vote. Such 95% voting requirement shall be in-applicable if certain fair price, dividend, proxy, and other procedures detailed in such Article XV have been observed by such other entity since it acquired 30% control. Article XV cannot be amended, altered, changed or repealed without a 95% vote of all stockholders of ConAgra entitled to vote in an election of directors, considered as one class, unless such amendment, alteration, change or repeal is recommended to the stockholders by a vote of 80% of the directors who would be eligible to serve as "continuing directors" as that term is defined in Article XV.

Article XVI of the ConAgra certificate of incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of ConAgra, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with ConAgra.

Article XVII of the ConAgra certificate of incorporation requires that any action required or permitted to be taken by ConAgra's stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by such stockholders.

Article XVIII of the ConAgra certificate of incorporation provides in general that any direct or indirect purchase by ConAgra or any subsidiary of ConAgra of any of its Voting Stock (as defined in Article XVIII), or rights to acquire Voting Stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its Voting Stock (an "Interested Stockholder") and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the Voting Stock (excluding Voting Stock held by an Interested Stockholder). Article XVIII is intended to prevent "greenmail", which is a term used to describe the accumulation of a block of a corporation's stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

Article VII requires that the ConAgra board of directors consist of nine to sixteen members divided into three classes of as nearly equal size as possible. The terms of the directors are staggered such that the terms of approximately one-third of the directors expire at each annual election of directors. The provisions of Article VII may not be amended without (i) the affirmative vote of 80% of all outstanding voting stock or (ii) the affirmative vote of a majority of outstanding voting stock and the affirmative vote of at least 75% of the board of directors.

Article VII, Article XIV, Article XV, Article XVI, Article XVII and Article XVIII may be deemed to have anti-takeover effects. Such provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of ConAgra. Also, it may be more difficult for a stockholder or other entity to remove management. Furthermore, the provision for a classified board of directors may make more difficult removal of directors, even when such removal is considered desirable.

Rights Dividend

On July 12, 1996, the board of directors of ConAgra declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of ConAgra common stock for stockholders of record on July 24, 1996 (the "Record Date"). The one Right for each outstanding share of ConAgra common stock was adjusted to one-half Right for each share effective October 1, 1997 as a result of an adjustment made following a two-for-one stock split of ConAgra common stock.

The Rights will expire on July 12, 2006. The Rights are represented by the ConAgra common stock certificates and are not exercisable or transferable apart from the ConAgra common stock certificates except upon the occurrence of certain events described below. Pursuant to the Rights Agreement, the exercise price and the number of shares of preferred stock or other securities or other property issuable are subject to adjustment in the event of stock splits, stock dividends and certain other distributions and customary antidilution provisions. All shares of ConAgra common stock issued between July 24, 1996 and the earlier of
(i) July 12, 2006, (ii) the date on which the Rights are redeemed, or (iii) a date generally ten days after a Share Acquisition Date, will receive Rights.

Each Right entitles the registered holder to purchase from ConAgra one one-thousandth of a share of Series A Junior Participating Class E preferred stock, without par value, of ConAgra (the "Preferred Stock") at a price of $200 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 12, 1996, as the same may be amended from time to time (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

The Rights become exercisable on the earlier to occur of (i) ten days following announcement that a person or group (the "Acquiring Person") has acquired 10% or more of the ConAgra common stock (the date of such announcement being called the "Share Acquisition Date") or (ii) ten days following the commencement of (or announcement of an intention to make) a tender offer for 15% or more of the ConAgra common stock.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of the Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 2000 times the dividend declared per share of ConAgra common stock. In the event of liquidation, dissolution or winding up of ConAgra, the holders of the Preferred Stock will be entitled to a minimum preferential payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 2000 times the payment made per share of ConAgra common stock. Each share of Preferred Stock will have 2000 votes, voting together with the ConAgra common stock. In the event of any merger, consolidation or other transaction in which outstanding shares of ConAgra common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 2000 times the amount received per share of ConAgra common stock.

Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of two shares of ConAgra common stock.

In the event that any person or group becomes an Acquiring Person, the Rights Agreement provides that each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon exercise, shares of ConAgra common stock having a value of twice the exercise price of the Right.

In the event that (i) ConAgra engages in a merger or other business combination transaction in which ConAgra is not the surviving company, or (ii) 50% or more of ConAgra's assets or earning power is sold, the Rights Agreement provides that each holder of a Right shall thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value of twice the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of ConAgra common stock, the board of directors of ConAgra may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of ConAgra common stock or Preferred Stock (or a series of ConAgra's preferred stock having equivalent rights, preferences and privileges).

At any time on or prior to the Share Acquisition Date, ConAgra may redeem the Rights at a redemption price of $.01 per Right.

                              SELLING STOCKHOLDERS

The shares of ConAgra common stock are owned by the selling stockholders in the amounts indicated below. All such shares are being offered in this prospectus.

         Selling Stockholders               Shares of ConAgra Common Stock

Wiviott Family Trust
     dated May 8, 1992                                   1,635,911
Gregory J. Wiviott Trust
    dated June 10, 1996                                    785,878
Jay L. and Teresa M. Wiviott
    Family Trust dated May 24, 1995                        785,878
Compton Investors, LLC                                      59,000

We acquired Choice One Foods in July 1999 and issued an aggregate of 3,266,667 shares of ConAgra common stock to the above stockholders.

         Selling Stockholders               Shares of ConAgra Common Stock

William Morris                                             421,448
John Kimber                                                  1,684
David Booker                                                   842
Clark Whitman                                                3,790
Edward Buchanan                                             23,161
Gregory Gupton                                               8,001
Douglas Jackson                                              4,632
Robert T. Hayes                                             15,581
Wanda H. Parker                                              8,001
Allen R. Padgett                                            40,005
Robert M. Webb, Trustee for the
    benefit of Shannon Ruth Morris                          44,570
Robert M. Webb, Trustee for the
    benefit of Sarah Ann Morris                             44,570
Robert M. Webb, Trustee for the
    benefit of Rachael Irene Morris                         44,570
Robert M. Webb, Trustee for the
    benefit of Catherine Suzanne Morris                     44,570
Robert M. Webb, Trustee for the
    benefit of William Flaude Morris, IV                    44,570

We acquired Holly Ridge Foods, Inc . in May 1999 and issued an aggregate of 749,995 shares of ConAgra common stock to the above stockholders.

                              PLAN OF DISTRIBUTION

The selling stockholders may offer the common stock from time to time:

* in one or more types of transactions (which may include block transactions) on the New York Stock Exchange;
* in the  over-the-counter  market;
* in negotiated transactions;
* through put or call options transactions relating to the shares of ConAgra common stock;
* through short sales of shares of ConAgra common stock; or
* a combination of such methods of sale.

Sales may be made at market prices, prevailing at the time of sale, or at negotiated prices. The selling stockholders may sell shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The shares may also be sold by pledgees, donees, transferees or other successors in interest of a selling stockholder.

Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of ConAgra common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

ConAgra has agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of ConAgra common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which includes delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933. Selling stockholders also may resell all or a portion of the shares of ConAgra common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.

                                     EXPERTS

The financial statements and related financial statement schedule incorporated in this prospectus by reference from ConAgra's annual report on Form 10-K for the fiscal year ended May 30, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the period set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the issuance of the shares of ConAgra common stock offered hereby has been passed upon for ConAgra by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska 68102.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth estimated expenses to be incurred by ConAgra in connection with the offering described in this registration statement:

                     Item                               Amount
Registration Fee                                         $25,861
Printing Expenses*                                       $ 2,000
Accounting Fees and Expenses*                            $10,000
Legal Fees and Expenses*                                 $15,000
Miscellaneous Expenses*                                  $ 2,139

    TOTAL                                                $55,000
---------------
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to Article V of the certificate of incorporation of ConAgra, ConAgra shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnity and reimburse pursuant thereto. No director shall be liable to ConAgra or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to acts or omissions occurring on or after September 18, 1986. A director shall continue to be liable for (i) any breach of a director's duty of loyalty to ConAgra or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase which would violate
Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

The by-laws of ConAgra provide for indemnification of ConAgra officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving ConAgra in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ConAgra.

ConAgra also maintains a director and officer insurance policy which insures the officers and directors of ConAgra and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

ITEM 16. LIST OF EXHIBITS.

Exhibit
Number                           Description

4.1 ConAgra's Certificate of Incorporation, as amended, incorporated herein by reference to ConAgra's annual report on Form 10-K for the fiscal year ended May 26, 1996.

4.2 ConAgra's By-Laws, as amended, incorporated herein by reference to ConAgra's quarterly report on Form 10-Q for the quarter ended February 28, 1999.

4.3 Rights Agreement dated July 12, 1996, incorporated herein by reference to ConAgra's current report on Form 8-K dated July 12, 1996.

4.4 Certificate of Adjustment dated October 1, 1997 to Rights Agreement, incorporated by reference to ConAgra's quarterly report on Form 10-Q for the quarter ended August 24, 1997.

4.5 Amendment to Rights Agreement dated as of July 10, 1998 incorporated herein by reference to ConAgra's annual report on Form 10-K for the fiscal year ended May 31, 1998.

4.6      Form of Common Stock  Certificate  incorporated by reference to Exhibit
         4.4 of ConAgra's Registration Statement on Form S-3 (33-63081).

5.1      Opinion of McGrath, North, Mullin & Kratz, P.C.

23.1     Consent  of  McGrath,  North, Mullin & Kratz, P.C. (included in Exhibit
         5.1).

23.2     Consent of Deloitte & Touche LLP.

24       Powers of Attorney.
-------------


ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, ConAgra, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 28th day of September, 1999.

                                             CONAGRA, INC.

                                            /s/    Bruce C. Rohde
                                           ---------------------------------
                                           Bruce C. Rohde
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons in the capacities indicated on the 28th day of September, 1999.

         Signature                            Title

   /s/   Bruce C. Rohde                    President, Chief Executive Officer
---------------------------------
Bruce C. Rohde                             and Director

   /s/   James P. O'Donnell                Executive Vice President, Chief
---------------------------------          Financial Officer and Corporate
James P. O'Donnell                         Secretary (Principal Financial
                                           Officer)

   /s/   Jay D. Bolding                    Vice President and Controller
---------------------------------
Jay D. Bolding                             (Principal Accounting Officer)

Philip B. Fletcher*                        Director
C. M. Harper*                              Director
Robert A. Krane*                           Director
Mogens Bay*                                Director
Carl E. Reichardt*                         Director
Ronald W. Roskens*                         Director
Marjorie M. Scardino*                      Director
Walter Scott, Jr.                          Director
Kenneth E. Stinson*                        Director
Clayton K. Yeutter*                        Director

* Bruce C. Rohde, by signing his name hereto, signs this registration statement on behalf of each of the persons indicated. A Power-of-Attorney authorizing Bruce C. Rohde to sign this registration statement on behalf of each of the indicated Directors of ConAgra, Inc. is filed hereto as Exhibit 24.


                                           By:      /s/   Bruce C. Rohde
                                               ---------------------------------
                                               Bruce C. Rohde
                                               Attorney-In-Fact

                                INDEX OF EXHIBITS

Exhibit
Number                            Description

4.1 ConAgra's Certificate of Incorporation, as amended, incorporated herein by reference to ConAgra's annual report on Form 10-K for the fiscal year ended May 26, 1996.

4.2 ConAgra's By-Laws, as amended, incorporated herein by reference to ConAgra's quarterly report on Form 10-Q for the quarter ended February 28, 1999.

4.3        Rights   Agreement  dated  July  12,  1996,  incorporated  herein  by reference to ConAgra's current report on Form 8-K dated July 12, 1996.

4.4 Certificate of Adjustment dated October 1, 1997 to Rights Agreement, incorporated by reference to ConAgra's quarterly report on Form 10-Q for the quarter ended August 24, 1997.

4.5 Amendment to Rights Agreement dated as of July 10, 1998 incorporated herein by reference to ConAgra's annual report on Form 10-K for the fiscal year ended May 31, 1998.

4.6        Form of Common Stock Certificate incorporated by reference to Exhibit
           4.4 of ConAgra's Registration Statement on Form S-3 (33-63081).

5.1        Opinion of McGrath, North, Mullin & Kratz, P.C.

23.1       Consent  of McGrath, North, Mullin & Kratz, P.C. (included in Exhibit
           5.1).

23.2       Consent of Deloitte & Touche LLP.

24         Powers of Attorney.

------------